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                                                                EXHIBIT 10.14

                                   ADDENDUM
                                      TO
                             EMPLOYMENT AGREEMENT


        This Addendum is made as of _______________________ by and between ____________________ ("Employee") and Restrac, Inc., with a principal place of business at 3 Allied Drive, Dedham, Massachusetts, ("Restrac"), and modifies the terms of the Employment Agreement dated ________________ between Employee and Restrac ("Employment Agreement"). Except as specifically modified or amended by this Addendum, all terms of the Employment Agreement remain in full force and effect. All terms contained herein which are not otherwise defined shall have the meanings set forth in the Employment Agreement.

        For good and valuable consideration, the sufficiency of which is hereby acknowledged, Employee and Restrac hereby agree as follows:

        In the event that Employee's employment is terminated without cause (as hereinafter defined), Restrac will make Severance Payments (as defined in
Section 6 of the Employment Agreement (hereinafter referred to as "Section 6")) to Employee which aggregate an amount equal to six months of Employee's base salary at the time of termination; provided that in the discretion of the Company, this payment may be made over a period of time not to exceed twenty four months, and provided further that, by executing this Addendum and agreeing to the terms contained herein, the Company will be deemed to have made a Company Election under Section 6 to restrict Employee's activities as provided by
Section 6 for a period of twenty four months following termination of Employee's employment with the Company. Employee agrees that, in the event that Employee's employment is terminated without cause, Employee will refrain from the activities described in Section 6 for a period of twenty four months following Employee's termination of employment, in return for the Severance Payments described herein. For purposes of this Agreement, "cause" shall include, without limitation, the Employee's failure to satisfactorily perform the duties and responsibilities assigned to Employee or the willful misconduct of the Employee in the performance of such duties.

        Notwithstanding anything to the contrary contained in the Employment Agreement or this Addendum, the total amount of the Severance Payments described herein may be offset by the amount, if any, of severance or other termination payments by Restrac to the Employee, whether made pursuant to the Employment Agreement or otherwise.

        Nothing in this Addendum shall be construed to limit the Company's right to terminate Employee's employment at any time, with or without cause. Except as specifically modified by the terms of this Addendum, all terms of the Employment Agreement remain unchanged and in full force and effect.

        IN WITNESS WHEREOF, the parties have duly executed this Addendum as of the date set forth above.

                                        RESTRAC, INC.


____________________            By ___________________ Its _______________
     Employee